CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         NORTHPORT EQUITY TRADING, INC.

IT IS HEREBY CERTIFIED THAT:

         (1)      The name of the corporation is NORTHPORT EQUITY TRADING, INC.

         (2) The corporation has not received any payment for any of its stock.

         (3) The Certificate of Incorporation is hereby amended to effect a change in the aggregate number of shares the corporation has the authority to issue. The corporation is currently authorized to issue 2,500 shares with no par value, none of which are issued or outstanding. The unissued shares shall be changed into 15,000,000 common shares at a par value of $.001 and 5,000,000 preferred shares at a par value of $.001.

     Article FOURTH of the Certificate is amended to read as follows:

          "FOURTH", the aggregate number of shares which the corporation shall have the authority to issue is 15,000,000 common shares and 5,000,000 preferred shares, all of which are $.001 par value.

     The Corporation will create a new class of stock which will consist of 5,000,000 preferred mon-voting shares at $.001 par value.

         (4) The amendment to the Certificate of Incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of
Section 241 of the General Corporation Law of the State of Delaware, by at least a majority of the directors who have elected and qualified.

Signed on November 10, 1998

                         /s/ Anthony Fusco
                         -------------------
                         Anthony Fusco

                         /s/ David A. Serure
                         -------------------
                         David A. Serure

                         /s/ Alfred Zecchine, Jr.
                         ------------------------
                         Alfred Zecchine, Jr.